Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-178637) of TripAdvisor, Inc. and in the related Prospectus of our report dated February 15, 2013, with respect to the consolidated and combined financial statements and schedule of TripAdvisor, Inc., and the effectiveness of internal control over financial reporting of TripAdvisor, Inc., included in this Annual Report (Form 10-K/A) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 30, 2013